Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 (Amendment No. 5) of our report dated November 13, 2024 except for Notes 1, 11 and 16 for which the date is November 29, 2024, and Note 2 for which the date is December 11, 2024, relating to the consolidated financial statements of Phaos Technology Pte. Ltd. as of and for the years ended April 30, 2024 and 2023

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

July 7th, 2025